Exhibit 23.1
Auditor Consent Letter

GEORGE STEWART, CPA
2301 SOUTH JACKSON STREET, SUITE 101-G
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of the Financial Statements of Dentalserv.com, Corp. as of June 30, 2006 and December 31, 2005, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

Very Truly Yours,

/s/ George Stewart

George Stewart, CPA

July 17, 2006